Exhibit 35.1

Statement of Compliance of The Bank of New York Mellon, as Trustee.

I, James Hall, Vice President of The Bank of New York Mellon, a New York corporation (the “Trustee”), states:

(a)	A review of the Trustee’s activities for the period of January 1, 2014 through December 31, 2014 (the “Reporting Period”) and of the Trustee’s performance under the Trust Agreement dated October 14, 2011 between Fixed lncome Client Solutions LLC as depositor (the “Depositor”) and the Trustee, as the trustee and securities intermediary, in each case amended by a series supplement between the Depositor and the Trustee (as amended in each such case, the “Trust agreement”), has been made under my supervision.

(b)	To the best of my knowledge and based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout the Reporting Period for Fixed lncome Trust for Goldman Sachs Subordinated Notes, Series 2011-1

The Bank of New York Mellon, as Trustee

Date: March 9, 2015
James Hall
Vice President